Exhibit 99.1

News Release
CONTACT: Mr. Frank Cesario, PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL REPORTS FINANCIAL RESULTS FOR THE SECOND

QUARTER 2005 AND OTHER EVENTS

Elk Grove Village, IL (July 25, 2005) – The second quarter of 2005 was the second-best quarter ever for ISCO International, Inc. (AMEX: ISO), a leading global supplier of radio-frequency management and interference-control systems for the wireless telecommunications industry, Chief Executive Officer John Thode announced Thursday.

Thode added that the first half of 2005 was the best six months in the company’s history. He also announced the development of two new product families with substantial market potential and additional financing for this purpose.

Second Quarter Results

ISCO International’s revenue for the second quarter of 2005 tripled to $2.5 million from the $0.8 million achieved during the second quarter of 2004. Revenue for the first six months of 2005 more than quadrupled to $5.8 million from the $1.3 million of the first half of 2004. Net loss for the second quarter 2005 improved by 38 percent to $0.8 million from the $1.3 million loss of the second quarter 2004. Net loss for the first half of 2005 improved by 59 percent to $1.3 million from the $3.2 million loss of the first half of 2004.

Product gross margins improved to 52% during the second quarter 2005 and 46% for the first half of 2005, up from 46% during the second quarter of 2004 and 39% for the first half of 2004.

For the second quarter of 2005, the combination of noncash items including certain equity-related compensation charges, patent-related expenses, depreciation and amortization, and accrued interest comprised $0.7 million of the $0.8 million second quarter loss.

For the first half of 2005, the combination of non-cash items including certain equity-related compensation charges, patent-related expenses, depreciation and amortization and accrued interest was $1.3 million, approximately the same as the net loss for the period and slightly higher than the $1.2 million for the first half of 2004.

“Although we were pleased with these results overall, we had hoped that second-quarter 2005 revenue would be in line with those of the first quarter,” Thode said. “We would like to be able to improve our financial results quarter to quarter and while our margins continued to improve, positively impacting our bottom line, our revenue fell short of the benchmark we set for ourselves with our stellar first quarter results.”

A concern, he said, was the lack of significant order backlog entering the third quarter, although adding that ISCO International is pursuing some large, by historical standards, near-term business over the second half of 2005. These items include significant opportunities for ISCO’s new PCS portfolio as well as other products that have not yet been announced. “Infrastructure purchases often slow during the summer, leading to what has been described as a ‘fourth quarter effect.’ While we try to manage this, our priority is on achieving long-term growth by focusing our efforts on the most significant opportunities, not necessarily the most immediate,” Thode said.

New Product Development and Financing

Thode also announced that ISCO International has two new product families in the pipeline based upon core ISCO intellectual property which it expects to be unique and highly differentiated compared to what is available, now or in the future, from likely competitors.

The first new product is based upon the same wireless telecommunications system knowledge and patents used to develop ISCO International’s highly successful ANF product. The ANF continuously monitors the radio-frequency spectrum and eliminates unwanted signals while not degrading the desired signals. The net effect is improved system performance with the reduction of drop calls as well as increased capacity and data throughput speeds for a given cell. This solution will apply to many wireless technologies, including both cellular and non-cellular applications.

The second new product is developing is a solution that integrates wireless technologies into a “single pipe,” allowing more customers per tower, Thode said. It is designed to accommodate several wireless technology platforms, both cellular and non-cellular.

To help finance development of ISCO International’s two new products, Thode said, the Company has entered into an agreement to sell an aggregate of 20 million shares of common stock to its largest two shareholders (including affiliates) in exchange for an aggregate of $4.4 million, subject to routine regulatory approvals. Closing is expected to occur during the next one or two weeks. Additionally, those entities have agreed to extend the maturity date of the existing line of credit they have extended to ISCO International. That line stands at roughly $10 million in principal and interest today, and is due April 2006. Under the new agreement between the parties, that maturity date would be extended to August 2007 under the same terms. No warrants or other inducements are to be provided. The lenders have agreed to waive their right for the debt to be repaid first with the new financing proceeds related to this transaction.

“We see these financial developments as an important vote of confidence in the direction we are taking,” Thode said. “Our product development efforts will be nothing short of ambitious, as we will be taking our core technology and applying it to critical industry-wide needs in a manner far beyond anything we have done in the past. We have looked extensively at alternatives that would allow us to finance the high growth potential offered by these highly differentiated product families and this option we have chosen is by far the most competitive given all aspects of the deal.”

ISCO believes that the purchasing entities are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, including those which address the buying and selling of Company shares during a six-month period. Pursuant to these provisions, ISCO will submit a demand upon closing that these entities promptly remit to ISCO the profits on all sales of ISCO common stock within the past six months (i.e., the net proceeds in excess of the $0.22 purchase price in this transaction), without any additional consideration provided by ISCO in return. ISCO believes that this amount will be in excess of $0.5 million in the aggregate.

An investor call will be held Thursday, July 28th, at 4pm eastern. To participate in the call domestically, dial 1-866-597-7788. International callers should dial 1-706-643-7535. The conference name is “ISCO.” The call will be replayed for 30 days at 1-800-408-3053 (or 1-416-695-5800 for international callers), with a pass code of 3159587#.

Following the presentation, a short question and answer session will be held. Participants are asked to dial in 10 minutes prior to the beginning of the call. The call will be webcast live and then archived for 30 days. ISCO will provide a link to the call on its web site (www.iscointl.com) for both the live and archived versions. A copy of the webcast link will be provided at www.iscointl.com and is copied below.

Webcast link: http://www.webcastir.com/WCframe.asp?B=826&ID=175&L=1

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; the Company’s ability to protect its intellectual property and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

(Table Follows)

	Three Months Ending
	June 30, 2005	June 30, 2004
	UNAUDITED
Net sales	$2,484,000	$843,000
Costs and expenses:
Cost of sales	1,194,000	459,000
Research and development	555,000	207,000
Selling and marketing	445,000	250,000
General and administrative	912,000	1,084,000

Total costs and expenses	3,106,000	2,000,000
Operating loss	$(622,000)	$(1,157,000)
Other income (expense):
Interest income	4,000	1,000
Interest expense	(193,000)	(131,000)

Total other income (expense)	$(189,000)	$(130,000)
Net loss	$(811,000)	$(1,287,000)
Basic and diluted loss per common share	$(0.00)	$(0.01)
Weighted average number of common shares outstanding	162,491,000	160,425,000

	Six Months Ending
	June 30, 2005	June 30, 2004
	UNAUDITED
Net sales	$5,777,000	$1,265,000
Costs and expenses:
Cost of sales	3,116,000	767,000
Research and development	901,000	441,000
Selling and marketing	812,000	474,000
General and administrative	1,763,000	2,318,000

Total costs and expenses	6,592,000	4,000,000
Operating loss	$(815,000)	$(2,735,000)
Other income (expense):
Interest income	8,000	3,000
Non-cash interest expense	—	(250,000)
Other interest expense	(486,000)	(263,000)

Total other income (expense)	$(478,000)	$(510,000)
Net loss	$(1,293,000)	$(3,245,000)
Basic and diluted loss per common share	$(0.01)	$(0.02)
Weighted average number of common shares outstanding	161,535,000	157,198,000

	(unaudited) June 30, 2005	December 31, 2004
Selected Balance Sheet Information:
Cash and equivalents	$713,000	$402,000
Working Capital excl. Debt	$2,114,000	$993,000
Total Assets	$17,778,000	$16,986,000
Debt, short term and long term, including related accrued interest	$10,129,000	$8,643,000
Stockholders’ Equity	$6,691,000	$7,248,000

Web site: http://www.iscointl.com

5